Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 121 to the Registration Statement on Form N-1A of Fidelity Devonshire Trust: Fidelity Equity Income Fund of our report dated March 24, 2008 on the financial statements and financial highlights included in the January 31, 2008 Annual Report to Shareholders of the above referenced fund which is also incorporated by reference into the Registration Statement.

We further consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
May 1, 2008